Exhibit 99.1

OPENWAVE REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

REDWOOD CITY, CA – Oct. 29, 2008 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that revenues for the first fiscal quarter ended September 30, 2008 were $51.0 million, compared with $53.5 million in the prior quarter ended June 30, 2008 and $53.0 million in the September quarter in the preceding year. Bookings for the quarter were $29.3 million.

“Openwave continues to implement the turnaround plan we outlined previously. Since announcing our restructuring in March we have improved gross margins, reduced operating expenses and revenues have remained level,” said Bruce Coleman, interim CEO of Openwave. “However, bookings, which are generally lower during our first quarter, were lower than Q1 of last year as we experienced delays in expected orders and carriers reevaluated spending in these uncertain economic times.”

On a GAAP basis, net loss for the first fiscal quarter ended September 30, 2008 was $10.5 million, or $0.13 per share, compared with net income of $2.2 million, or $0.03 per share, in the prior quarter and a net loss of $14.1 million, or $0.17 per share, in the September quarter in the preceding year. The company paid off $150 million in convertible debt and finished the quarter with $127 million in Cash and Investments.

On a non-GAAP basis, net loss, which excludes amortization of intangibles and other acquisition-related costs, stock-based compensation, other-than temporary impairments of investments, legal costs associated with unusual events, retention bonuses related to when the Company explored strategic alternatives and restructuring costs, for the first fiscal quarter ended September 30, 2008 was $1.0 million, or $0.01 per share, compared with $1.9 million, or $0.02 per

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Openwave Reports First Quarter Financial Results	Page 2

share, in the prior quarter and $5.6 million, or $0.07 per share, during the September quarter of the prior year. A reconciliation between net income (loss) on a GAAP basis and a non-GAAP basis is provided below in a table immediately following the Condensed Consolidated Statements of Operations.

Given the recent decline in our stock price, management reviewed the recoverability of the Company’s goodwill balance and concluded an impairment charge was not required as of September 30, 2008. If the Company’s common stock price continues to trade below book value per common share, the Company may have to recognize an impairment of all, or some portion of, its goodwill and other intangible assets in the near future.

Non-GAAP Measure

The Company’s stated results include a non-GAAP measure, non-GAAP net loss. Non-GAAP net loss excludes certain items since they are related to unique non-recurring events, such as other-than- temporary impairments of investments, legal costs associated with unusual events, and retention bonuses related to when the Company explored strategic alternatives. Additionally, non-GAAP net loss excludes other items since they are non-cash items that other companies exclude, in order to compare the Company with other companies, such as stock-based compensation, and other expenses which would not be helpful to evaluate the Company’s on-going business, such as restructuring costs and discontinued operations. Lastly, non-GAAP net loss excludes non-cash expenses that relate to non-routine events, such as the amortization of intangibles and acquisition-related costs. The company considers non-GAAP net loss to be an important measure because it provides a useful measure of the operational performance of the Company and is used by the Company’s management for that purpose. In addition, investors often use a measure such as this to evaluate the financial performance of a company. Non-GAAP net loss results are presented for supplemental informational purposes only for understanding Openwave’s operating results. These non-GAAP results should not be considered a substitute

Openwave Reports First Quarter Financial Results	Page 3

for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Conference Call Information

Openwave has scheduled a conference call for 5:00 p.m. eastern time today to discuss its financial results for its first quarter ended September 30, 2008. Interested parties may access the conference call over the Internet through the Company’s web site at www.openwave.com or by telephone at (866) 454-4206 or (913) 312-0669 (international). A replay of the conference call will be available for one week beginning at approximately 8:30 p.m. eastern time today by calling 888-203-1112. The replay can be accessed internationally by calling 719-457-0820. Reservation number: 3532430.

A live webcast of the call, together with supplemental financial information, will also be available on the Quarterly Earnings section of Openwave’s website at http://investor.Openwave.com/ for at least 12 months.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including mobile analytics, content adaptation, mobile and broadband advertising, and a suite of unified messaging solutions.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of mobile internet service management, messaging, and location based solutions. Openwave is a global company with a blue chip customer base spanning North America, Latin America, Australia and New Zealand, Asia, Africa, Europe, and the Middle East. Openwave is headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, increased demand for some of the Company’s products and expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave assumes no obligation to update the forward-looking statements included in this press release.

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Openwave Reports First Quarter Financial Results	Page 4

In particular, the following factors, among others, could cause actual results to differ materially from those projected: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) increased global competition and pricing pressure on our products; (g) the unknown effects of management changes; and (h) the loss of key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

For More Information:

Investor Relations Mike Bishop The Blueshirt Group mike@blueshirtgroup.com Tel: 415-217-4968	Public Relations Paula Holland Openwave Systems Inc. Paula.Holland@openwave.com 650-480-5640

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands)

	September 30, 2008	June 30, 2008
Assets
Current Assets:
Cash, cash equivalents and short-term investments	$88,207	$224,809
Restricted cash	—	42
Accounts receivable, net	57,396	78,550
Prepaid and other current assets	34,797	33,404
Insurance receivable for legal settlement	15,000	15,000
Amounts receivable from sales of discontinued operations	2,328	12,294

Total current assets	197,728	364,099
Property and equipment, net	12,537	13,941
Long-term investments and restricted cash and investments	39,168	52,419
Deposits and other assets	7,910	7,762
Goodwill and intangible assets, net	65,368	66,523

Total assets	$322,711	$504,744

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,261	$4,918
Accrued liabilities	33,569	46,329
Accrued legal settlement	20,000	20,000
Accrued restructuring costs	12,151	13,845
Deferred revenue	44,209	48,239
Convertible subordinated notes, net	—	149,842

Total current liabilities	114,190	283,173
Accrued restructuring costs, less current portion	40,163	41,927
Deferred revenue, less current portion	16,819	17,655
Deferred rent obligations and long-term taxes payable	7,551	7,876
Deferred tax liabilities, net	—	98

Total liabilities	178,723	350,729
Stockholders’ equity	143,988	154,015

Total liabilities and stockholders’ equity	$322,711	$504,744

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(In thousands, except per share data)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
Revenues:
License	$14,327	$13,477	$12,619
Maintenance and support	16,378	20,217	18,557
Services	20,340	19,793	21,794

Total revenues	51,045	53,487	52,970

Cost of revenues:
License	1,154	816	835
Maintenance and support	4,241	4,558	6,345
Services	14,447	14,177	16,582
Amortization of intangible assets	1,129	1,130	1,289

Total cost of revenues	20,971	20,681	25,051

Gross profit	30,074	32,806	27,919

Operating Expenses:
Research and development	12,160	12,303	12,199
Sales and marketing	10,744	14,143	17,420
General and administrative	10,620	15,835	13,719
Legal settlement cost	—	5,000	—
Restructuring and other related costs	1,903	1,253	1,208
Acquisition-related costs and amortization	152	153	142

Total operating expenses	35,579	48,687	44,688

Operating loss from continuing operations	(5,505)	(15,881)	(16,769)
Interest and other income (expense), net	(6,496)	(651)	2,904

Pre-tax loss from continuing operations	(12,001)	(16,532)	(13,865)
Income taxes	503	1,519	643

Net loss from continuing operations	(12,504)	(18,051)	(14,508)
Net income from discontinued operations, net of tax	—	473	363
Gain on sale of discontinued operation	2,000	19,735	—

Net income (loss)	$(10,504)	$2,157	$(14,145)

Basic and diluted net income (loss) per share from:
Continuing operations	$(0.15)	$(0.21)	$(0.17)
Discontinued operation	0.02	0.24	—

Net income (loss) per share	$(0.13)	$0.03	$(0.17)

Shares used in basic and diluted net income (loss) per share	82,773	82,682	82,224
Stock-based compensation by category:
Maintenance and support	$72	$48	$166
Services	166	181	270
Research and development	250	154	322
Sales and marketing	132	258	794
General and administrative	351	371	656
Discontinued operations	—	34	281

	$971	$1,046	$2,489

OPENWAVE SYSTEMS INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET LOSS

(In thousands, except per share data)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
Reconciliation between GAAP and Non-GAAP net income (loss):
Net income (loss)	$(10,504)	$2,157	$(14,145)
Exclude:
Restructuring and other related costs	1,903	1,253	1,208
Acquisition-related costs and amortization(a)	1,281	1,283	1,431
Amortization of stock-based compensation	971	1,012	2,208
Professional fees associated with unusual events(b)	2,004	11,504	1,374
Retention bonuses related to strategic alternatives	—	—	3,113
Discontinued operations, net of tax	(2,000)	(20,208)	(363)
Other-than-temporary impairments of investments	5,632	1,206	—
Tax impact of reconciling items(c)	(293)	(111)	(385)

Non-GAAP net loss	$(1,006)	$(1,904)	$(5,559)

GAAP net income (loss) per share—diluted	$(0.13)	$0.03	$(0.17)
Exclude:
Restructuring and other related costs	$0.02	$0.01	$0.01
Acquisition-related costs and amortization(a)	$0.02	$0.02	$0.02
Amortization of stock-based compensation	$0.01	$0.01	$0.03
Professional fees associated with unusual events(b)	$0.02	$0.14	$0.02
Retention bonuses related to strategic alternatives	$—	$—	$0.03
Discontinued operations, net of tax	$(0.02)	$(0.24)	$—
Other-than-temporary impairments of investments	$0.07	$0.01	$—
Tax impact of reconciling items(c)	$—	$—	$(0.01)

Non-GAAP net loss per share—diluted	$(0.01)	$(0.02)	$(0.07)

Shares used in computing diluted earnings per share	82,773	82,682	82,224

(a)	Acquisition-related costs relates to retention-based consideration under the terms of the Widerweb and Solomio acquisitions. Amortization relates to acquired intangible assets.
(b)	Relates to legal fees regarding the stock option lawsuits, special investigation, proxy contests and strategic alternatives, net of insurance reimbursement. The June 30, 2008 amount includes a $5.0 million estimated legal settlement.
(c)	The tax impact relates to amortization of intangibles and tax benefits related to stock-based compensation.

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
Operating activities:
Net income (loss)	$(10,504)	$2,157	$(14,145)
Gain on sale of discontinued operation	(2,000)	(19,735)	—
Reconciling items:
Depreciation, amortization of intangibles and stock-based compensation	3,770	5,524	7,700
Non-cash restructuring charges	682	1,024	532
Provision for (recovery of) doubtful accounts	37	525	(773)
Other non-cash items, net	147	907	(798)
Other-than-temporary impairments of investments	5,632	1,206	—
Changes in operating assets and liabilities	(687)	(5,998)	(2,962)

Net cash used for operating activities	(2,923)	(14,390)	(10,446)

Investing activities:
Purchases of property and equipment, net	(477)	(1,296)	(1,917)
Proceeds from sale of technology and other	—	—	1,065
Sale of discontinued operation, net	9,718	20,000	—
Payments and restricted cash related to prior acquisitions	—	(438)	—
Proceeds of investments, net	8,969	11,830	56,670
Restricted cash and investments	—	—	(195)

Net cash provided by investing activities	18,210	30,096	55,623

Financing activities:
Payment on notes payable	(150,000)	—	—
Net proceeds from issuance of common stock	—	—	58
Cash used to repurchase stock from employees	—	1	(505)
Employee stock purchase plan	—	284	—

Cash provided by (used for) financing activities	(150,000)	285	(447)

Net increase (decrease) in cash and cash equivalents	(134,713)	15,991	44,730
Cash and cash equivalents at beginning of period	196,150	180,159	86,099

Cash and cash equivalents at end of period, including discontinued operations	$61,437	$196,150	$130,829